Exhibit 10.1

AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Private & Confidential (Addressee Only)

{EMPNAME}

{EMPNUM}

We are pleased to advise you (the “Participant”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Participant that number of Performance Restricted Stock Units (“Performance RSUs”) set forth below, subject to the terms and conditions of the Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”) and this Performance Restricted Stock Unit Agreement, including Appendix A, which includes additional performance-based vesting conditions, and Appendix B, which includes any applicable country-specific provisions. This Performance Restricted Stock Unit Agreement, together with Appendix A and Appendix B, is referred to as the “Agreement.” The grant of Performance RSUs reflects the Company’s confidence in the Participant’s commitment and contributions to the success and continued growth of the Company. All terms not defined in this Agreement shall have the meaning set forth in the Plan.

1.	Performance Restricted Stock Unit.
Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Participant that number of Performance RSUs (the “Award”) effective on the Date of Grant set forth below:
Date of Grant:     {GRANTDATE}
Number of Performance RSUs (“Initial Grant Number”):    {PERFSHARESGRANTED}
Vesting Date:     {PERFVESTDATE}
Each one (1) Performance RSU shall, if and when it vests in accordance with this Agreement, automatically convert into one (1) share of common stock, US$0.16 2/3 par value, of the Company (“Common Stock”) issuable as provided below. The Performance RSUs are subject to the vesting provisions set forth in Section 2 (including any performance-based vesting conditions set forth in Appendix A), the restrictions on transfer set forth in Section 3, and the right of the Company to retain Shares (as defined below) pursuant to Section 7. If this Award is granted to a Covered Employee, the Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Treasury Regulations thereunder, and to the extent applicable, shall be construed accordingly.

2.	Vesting and Conversion.

(a)
Subject to the terms of the Plan and this Agreement, the Performance RSUs shall vest in accordance with the vesting conditions set forth in Section 1 and the performance-based vesting conditions set forth in Appendix A. For purposes of this Agreement, Performance RSUs that have not vested as of the Vesting Date in accordance with this Section 2(a) and Appendix A are referred to as “Unvested Performance RSUs.” The shares of Common Stock that are issuable upon the vesting and conversion of the Performance RSUs are referred to in this Agreement as “Shares.” As soon as administratively practicable after the issuance of any Shares upon the vesting and conversion of Performance RSUs, and subject to the terms and conditions set forth in the Agreement, the Company shall deliver or cause to be delivered evidence (which may include a book entry by the Company’s transfer agent) of the Shares so issued in the name of the Participant to the brokerage firm designated by the Company to maintain the brokerage account established for the Participant or the Participant’s heirs, in the case of Section 2(c).Notwithstanding the foregoing, the Company shall not be obligated to issue Shares to or in the name of the Participant upon the vesting and conversion of any Performance RSUs unless the issuance of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(b)
In the event the Participant’s employment with the Company or the Employer (as defined in Section 2(e)) is terminated either by the Participant, the Company, or the Employer for any reason or no reason (other than due to death or the Participant becoming Disabled, as defined in Section 2(d)), then in each such case, all of the Unvested Performance RSUs as of the date of termination shall terminate and be canceled immediately and automatically and the Participant shall have no further rights with respect to such Unvested Performance RSUs.

(c)
In the event of the Participant’s death prior to the end of the Performance Period, the Unvested Performance RSUs shall vest immediately upon death with respect to the Initial Grant Number of Shares underlying the Performance RSUs, notwithstanding that the Participant was not employed as of the Vesting Date. In the event of the Participant’s death after the end of the Performance Period, the Unvested Performance RSUs shall vest with respect to the number of Shares underlying the Performance RSUs that would have vested in accordance with Appendix A had the Participant continued employment through the Vesting Date had he or she not died.

(d)
In the event the Participant becomes Disabled prior to the end of the Performance Period, the Unvested Performance RSUs shall vest immediately as of the date the Participant is determined to be Disabled with respect to the Initial Grant Number of Shares underlying the Performance RSUs, regardless of whether the Participant terminates employment prior to the Vesting Date. In the event the Participant becomes Disabled after the end of the Performance Period, the Unvested Performance RSUs shall vest with respect to the number of Shares underlying the Performance RSUs that would have vested in accordance with Appendix regardless of whether the Participant continues employment through the Vesting Date. “Disabled” with respect to the Participant means, when and if, as a result of disease, injury or mental disorder, the Participant is incapable of engaging in regular service or occupation with the Company or the Employer (as defined in Section 2(e)) which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(e)
For purposes of this Agreement, employment shall include being an employee with the Company. Employment shall also include being an employee with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company (the “Employer”). Should a Participant transfer employment to become a director, consultant or advisor to the Company or the Employer following the Date of Grant, he or she will still be considered employed for vesting purposes until he or she ceases to provide services to the Company or any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company.

3.	Restrictions on Transfer.

(a)	The Participant shall not sell, assign, transfer, pledge or otherwise encumber any Performance RSUs, either voluntarily or by operation of law.

(b)
The Company shall not be required (i) to transfer on its books any of the Performance RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such Performance RSUs any transferee to whom such Performance RSUs have been transferred in violation of any of the provisions contained herein.

4.
Not a Shareholder. The Performance RSUs represent an unfunded, unsecured promise by the Company to deliver Shares upon vesting and conversion of the Performance RSUs, and until vesting of the Performance RSUs and issuance of the Shares, the Participant shall not have any of the rights of a shareholder with respect to the Shares underlying the Performance RSUs. For the avoidance of doubt, the Participant shall have no right to receive any dividends and shall have no voting rights with respect to the Shares underlying the Performance RSUs for which the record date is on or before the date on which the Shares underlying the Performance RSUs are issued to the Participant.

5.
Provisions of the Plan. The Performance RSUs and Shares, including the grant and issuance thereof, are subject to the provisions of the Plan. A copy of the Plan prospectus is available on the Company’s Intranet at https://thecircuit.web.analog.com/Pages/CircuitHome.aspx. (From Circuit home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Participant is unable to access this information via the Intranet, the Company’s or the Participant’s regional stock plan administrator can provide the Participant with copies.

6.	Withholding Taxes.

(a)
Regardless of any action the Company and/or the Employer, if different, takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally applicable to the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSUs, including the grant of the Performance RSUs, the vesting of the Performance RSUs, the subsequent sale of any Shares acquired pursuant to the Performance RSUs and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Performance RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth below:

(i)
the Company may withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance RSUs that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Common Stock on the NASDAQ Global Select Market on the applicable vesting date); or

(ii)	the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary or other amounts payable to the Participant; or

(iii)
the Company may withhold from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization);

provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance RSUs pursuant to (i) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items will be satisfied pursuant to (iii).
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will not be entitled to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
In the event the withholding requirements are not satisfied through the withholding of Shares or through the Participant’s salary or other amounts payable to the Participant, no Shares will be issued upon vesting of the Performance RSUs unless and until satisfactory arrangements (as determined by the Compensation Committee of the Board) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in each of its sole discretion, must be withheld or collected with respect to such Performance RSUs. No fractional Shares will be withheld or issued pursuant to the grant of the Performance RSUs and the issuance of Shares hereunder. By accepting this grant of Performance RSUs, the Participant expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the Performance RSUs and any Shares delivered in payment thereof are the Participant’s sole responsibility.

7.
Option of Company to Deliver Cash. Notwithstanding any of the other provisions of this Agreement, and except as set forth in Appendix B, where share settlement is otherwise prohibited under local law or may present adverse tax consequences to the Participant, at the time the Performance RSUs vest, the Company may elect, in the sole discretion of the Compensation Committee of the Board, to deliver by wire transfer to the Participant in lieu of Shares an equivalent amount of cash (determined by reference to the closing price of the Common Stock on the NASDAQ Global Select Market on the applicable vesting date). If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient in the opinion of the Company to satisfy the Tax-Related Items withholding obligations of the Company pursuant to Section 6 herein.

8.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data set forth in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about him/her, including, without limitation, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity (or one of its subsidiaries) or such other stock plan service provider as may be selected by the Committee in the future (any such entity, “Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, the Broker and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the participation of Participant and other participants in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the

Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing the Participant’s consent will not affect the Participant’s employment status or service with the Employer; the only consequence of refusing or withdrawing consent is it affects the Participant’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Participant may contact his or her local human resources representative.

9.
Repatriation and Other Legal Requirements. The Participant agrees as a condition of the grant of the Performance RSUs, as applicable, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the Performance RSUs) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with all laws, rules and regulations applicable to the Participant. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.

10.	Miscellaneous.

(a)
No Rights to Employment. The grant of the Performance RSUs shall not confer upon the Participant any right to continue in the employ of the Company or the Employer, nor limit in any way the right of the Company or the Employer to terminate the Participant’s employment at any time. Except in the event the Participant becomes Disabled or termination of employment due to death, the vesting of the Performance RSUs pursuant to Section 2 and Appendix A, is earned only by satisfaction of the performance-based vesting conditions and continuing service as an employee at the will of the Company or the Employer through the Vesting Date (not through the act of being hired or engaged or being granted the Performance RSUs hereunder).

(b)
Discretionary Nature. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, canceled, or terminated by the Company at any time, to the extent permitted under the Plan. The Participant’s participation in the Plan is voluntary. The grant of the Performance RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Performance RSUs or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company or the Employer. The Performance RSUs and income from such Performance RSUs shall not be included in any calculation of severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments. The Performance RSUs should in no event be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

(c)
Exclusion from Termination Indemnities and Other Benefits. This Section 10(c) applies if the Participant resides outside the U.S.: The value of the Performance RSUs and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment with the Company or the Employer (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the Performance RSUs and the income and value of same, is not part of normal or expected compensation or salary. Further, the Performance RSUs and the Shares, and the income and value of same, are not intended to replace any pension rights or compensation.

(d)
No Entitlement. This Section 10(d) applies if the Participant resides outside the U.S. and/or the Company is not the Participant's employer: In consideration of the grant of Performance RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance RSUs resulting from termination of the Participant’s employment with the Company or the Employer (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

(e)
Exchange Rates. This Section 10(e) applies if the Participant resides outside the U.S.: The Participant acknowledges and agrees that neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance RSUs or of any amounts due to the Participant pursuant to the vesting and settlement of the Performance RSUs or the subsequent sale of any Shares.

(f)	Future Value of Shares. The future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty.

(g)
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(h)
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(i)
Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062, Attention: Chief Financial Officer. Each notice to the Participant shall be addressed to the Participant at the Participant’s last known mailing or email address, as applicable, on the records of the Company.

(j)
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(k)
Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.

(l)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

(m)
Compliance with Laws. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The Participant also understands and agrees that the Awards granted under the Plan, including the Performance RSUs and the underlying Shares, are subject to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any SEC regulations, as now or hereafter in effect. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(n)
Interpretation. The interpretation and construction of any terms or conditions of this Agreement or the Plan, or other matters related to the Plan, by the Compensation Committee of the Board shall be final and conclusive.

(o)
Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Award, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Agreement and the provisions of the Plan.

(p)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance RSUs or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(q)
English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance RSUs, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Performance RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(r)
Appendix B. Notwithstanding any provisions herein to the contrary, if the Participant transfers the Participant’s residence and/or employment to a country other than the United States, the Performance RSUs shall be subject to any special terms and conditions for such country as may be set forth in Appendix B to this Agreement. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Agreement.

(s)
Additional Requirements. The Company reserves the right to impose other requirements on the Performance RSUs, any Shares acquired pursuant to the Performance RSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(t)
Private Placement. The Company has submitted filings in the United States in connection with the stock incentive plan under which this Award was made. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Award is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.

(u)
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any non-cash distribution to holders of Common Stock, the number of Performance RSUs, and Shares issuable upon vesting and conversion thereof, shall be appropriately adjusted in such manner as shall be determined by the Compensation Committee of the Board.

(v)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(w)
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

(x)
Foreign Asset/Account, Exchange Control, and Tax Reporting. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the Performance RSUs, the acquisition, holding, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. The Participant further understands that he or she should consult the Participant’s personal legal advisor on these matters.

(y)
Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

s	V
Ray Stata    Vincent Roche
Chairman of the Board    President & Chief Executive Officer

APPENDIX A TO
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

1.
Performance Period. The twelve-month period beginning on the first day of the third quarter of the Company’s fiscal year 2019 and ending on the last day of the second quarter of the Company’s fiscal year 2020 (the “Performance Period”).

2.	Vesting Date. {PERFVESTDATE}.

3.
Certification Date: The date the Compensation Committee of the Board certifies in writing, in accordance with the requirements of Section 162(m) of the Code, the level of attainment of the Operating Profit Goal (as defined below). The Certification Date shall be a date as soon as possible following the end of the Performance Period but prior to the Vesting Date.

4.	Performance-Based Vesting Terms.

(a)
Except as otherwise provided in Sections 2(c) and 2(d) of the Agreement, if, and only if, the attainment of the Operating Profit Goal is certified by the Compensation Committee of the Board, a number of Performance RSUs subject to the Award equal to 120% of the Initial Grant Number shall vest, subject to (i) the Participant’s continued employment through the Vesting Date and (ii) any reduction to the number of Performance RSUs subject to the Award that would otherwise be eligible to vest if the Operating Profit Goal has been certified to be attained, as determined in the sole discretion of the Compensation Committee of the Board pursuant to Section 4(b) of this Appendix A. If the Compensation Committee of the Board, on or before the Vesting Date, fails to certify whether the Operating Profit Goal was attained or determines that the Operating Profit Goal was not attained, the Award shall be forfeited in its entirety, and there will be no settlement of Shares related to such Award, without regard to whether the Net Synergy Performance Goal or LTC Cumulative Revenue Performance Goal (each, as defined below) may be considered to be attained.

(b)
The Compensation Committee of the Board may, in its sole discretion, reduce (but not increase) the number of Performance RSUs subject to the Award (that would otherwise vest if the Operating Profit Goal were certified to be attained) based on the achievement of the Net Synergy Performance Goal and the LTC Cumulative Revenue Goal. A number of Performance RSUs equal to 50% of the Performance RSUs that vest based on the attainment of the Operating Profit Goal may be reduced based on the attainment level of the Net Synergy Performance Goal (the “Synergy Goal-Related RSUs”). A number of Performance RSUs equal to 50% of the Performance RSUs that vest based on the attainment of the Operating Profit Goal may be reduced based on the attainment level of the LTC Cumulative Revenue Performance Goal (the “LTC Revenue Goal-Related RSUs”).

(c)
The “Net Synergy Performance Goal” shall mean the amount of synergies achieved with respect to the combined cost of goods sold (“COGS”) and operating expenses, calculated on a net basis, resulting from the Company’s acquisition of Linear Technology Corporation (“LTC”), as measured by subtracting the difference between (i) the sum of (A) COGS and operating expenses of the Company for the fourth quarter of the Company’s fiscal year 2016 (determined on an annualized basis), plus (B) COGS and operating expenses of LTC for the second quarter of LTC’s fiscal year 2017 (determined on an annualized basis), minus (ii) COGS and operating expenses of the Company for the first quarter of the Company’s fiscal year 2019 (determined on an annualized basis), the attainment of which shall be calculated by the Company and approved by the Compensation Committee of the Board with such adjustments as may be determined in the sole discretion of the Compensation Committee of the Board. The table below, which sets forth the number of Performance RSUs that may be determined to be eligible to vest based on the attainment level of the Net Synergy Performance Goal (equal to the product of the number of Synergy Goal-Related RSUs, multiplied by the Attainment Percentage set forth on the left column of the below table), shall serve as a guideline for the Compensation Committee of the Board with respect to its exercise of negative discretion in determining the actual number of Performance RSUs that shall actually vest:

Attainment Percentage of Synergy Goal-Related RSUs	Net Synergy Performance Goal Achieved (amounts in millions)
0%	Less than $120M
80%	$120M
100%	$150M
120%	Equal to or Greater than $180M

The Attainment Percentage set forth on the left column of the above table shall be calculated based on linear interpolation among the attainment levels set forth in the table and will be rounded to the nearest whole percentage point.

APPENDIX A - 1
VERSION 5/17

(d)
The “LTC Cumulative Revenue Goal” shall mean the range of goals approved by the Compensation Committee of the Board in connection with the granting of the Award relating to the cumulative revenue generated by LTC, on a stand-alone basis during the period commencing on the first day of the third quarter of the Company’s fiscal year 2017 and ending on the last day of the second quarter of the Company’s fiscal year 2020, the attainment of which shall be calculated by the Company and approved by the Compensation Committee of the Board with such adjustments as may be determined in the sole discretion of the Compensation Committee of the Board. The number of Performance RSUs that may be determined to be eligible to vest based on the attainment level of the LTC Cumulative Revenue Performance Goal shall be equal to the product of the number of LTC Revenue Goal-Related RSUs, multiplied by the attainment percentage of the LTC Cumulative Revenue Performance Goal, which shall serve as a guideline for the Compensation Committee of the Board with respect to its exercise of negative discretion in determining the actual number of Performance RSUs that shall actually vest.

(e)
Notwithstanding anything to the contrary herein, the Compensation Committee of the Board may exercise its negative discretion to adjust the performance goals herein in a manner that would result in a decrease to the number of the Performance RSUs that would otherwise vest based on the attainment of the Net Synergy Performance Goal or Operating Profit Goal.

(f)
“Operating Profit Goal” shall mean Non-GAAP Operating Profit Before Taxes for the Performance Period as a percentage of Revenue equal to or exceeding a percentage approved by the Compensation Committee of the Board in connection with the granting of the Award.

(g)
“Revenue” shall mean “Revenue,” as reported by the Company in its earnings press release furnished to the Securities and Exchange Commission (“SEC”), which shall be determined in accordance with GAAP, as adjusted to exclude the revenue generated from one-time licensing and the financial accounting impact of acquisition-related adjustments, including conforming the acquired entity’s revenue policies to Company revenue policies.

(h)
“Non-GAAP Operating Profit Before Taxes” means Operating Profit Before Taxes, as reported by the Company in its earnings press release furnished to the SEC, which shall be determined in accordance with GAAP, as adjusted to exclude the financial accounting impact of the following items: (1) revenue generated from one-time licensing, (2) stock-based compensation expense, (3) gains arising from litigation (including, without limitation, gains arising from any settlements), (4) impairments resulting from investments, (5) impairments resulting from goodwill and intangible assets, (6) gains or losses from sales of investments, (7) gains or losses from sale of product lines or businesses, (8) impairments resulting from fixed assets, (9) transaction costs resulting from acquisitions, (10) adjustments to Revenue resulting from acquisitions, and (11) the following expenses related to acquisitions: fair value adjustments to inventory, property, plant and equipment; amortization of acquisition-related intangibles; the fair value adjustment associated with the replacement of share-based awards, as adjusted pursuant to Section 4(f) of Appendix A.

(i)
Non-GAAP Operating Profit Before Taxes shall be adjusted (without duplicating exclusions that were applied in determining Non-GAAP Operating Profit Before Taxes before the following adjustments) to exclude the financial accounting impact of (i)  unusual, nonrecurring or infrequent occurring events, (ii) gains or losses resulting from the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the write-down of assets; (v) stock-based compensation expense; and (vi) charges for restructuring and rationalization programs.

2

APPENDIX B TO
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

This Appendix B includes additional terms and conditions that govern the Performance RSUs granted to the Participant if the Participant resides in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Capitalized terms used but not defined in this Appendix B shall have the meanings set forth in the Plan and/or the Agreement.

This Appendix B also includes certain issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of May 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Performance RSUs vest or Shares acquired under the Plan subsequently are sold.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Therefore, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

IRELAND

Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 10(b) of the Agreement:
By accepting the Performance RSUs, the Participant acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

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